Exhibit 99.1

Fibrocell Announces Dosing of First Patient in Phase I/II Clinical Trial of FCX-007
Gene Therapy for Treatment of Recessive Dystrophic Epidermolysis Bullosa

EXTON, PA — February 23, 2017 — Fibrocell Science, Inc. (NASDAQ: FCSC), a gene therapy company focused on transformational autologous cell-based therapies for skin and connective tissue diseases, today announced that the first patient has been dosed in the Phase I portion of the Phase I/II clinical trial of FCX-007, the Company’s gene therapy candidate for the treatment of Recessive Dystrophic Epidermolysis Bullosa (RDEB)—a devastating, progressive genetic skin disease with a high mortality rate.

“Dosing the first patient in the clinical setting with this potentially transformative approach for the treatment of RDEB is an exciting milestone in the development of FCX-007,” said John Maslowski, Chief Executive Officer of Fibrocell. “We are grateful to our staff, the teams at Intrexon Corporation and Stanford University School of Medicine, and the patient advocacy groups whose tireless efforts have enabled us to attain this goal. With no FDA-approved therapies, we believe FCX-007 has the promise to be a significant advance in the care of RDEB patients.”

“Fibrocell’s approach to treatment of RDEB is distinctive,” said Alfred Lane, MD, Professor of Dermatology and Pediatrics (Emeritus) at Stanford University School of Medicine, and Chief Medical Advisor of Fibrocell. “By genetically modifying autologous fibroblasts to produce functional type VII collagen—a protein that forms anchoring fibrils responsible for binding the layers of skin—FCX-007 targets the underlying cause of RDEB and offers the potential to bring relief to patients suffering from the debilitating, painful blisters and wounds of the disease.”

Six adult patients are targeted for the Phase I portion of the trial. Additional patients are expected to be dosed after a required four-week wait period and subsequent health assessment. Twelve-week post-treatment data for safety, mechanism of action and efficacy for multiple patients in the Phase I portion of this trial are expected in the third quarter of 2017.

FCX-007 has been granted Orphan Drug, Pediatric Rare Disease and Fast Track Designation by the U.S. Food and Drug Administration. Fibrocell is developing FCX-007 in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology.

About the Phase I/II Clinical Trial

The primary objective of this open-label clinical trial is to evaluate the safety of FCX-007 in RDEB patients.  Additionally, the trial will assess the mechanism of action of FCX-007 through evaluation of type VII collagen (COL7), expression and the presence of anchoring fibrils, as well as the efficacy of FCX-007 through evidence of wound healing. Assessments are performed at 4-, 12-, 25- and 52-weeks post-administration of FCX-007. Six adult patients are expected to be treated with FCX-007 in the Phase I portion of the trial and six pediatric patients in the Phase II portion of the trial. Prior to conducting clinical trials on pediatric patients, Fibrocell is required to obtain allowance from the U.S. Food and Drug Administration (FDA) by submitting evidence of FCX-007 activity in adult patients and data from its completed pre-clinical toxicology study. To learn more about the FCX-007 Phase I/II clinical trial, please visit www.clinicaltrials.gov and search the identifier NCT02810951.

About FCX-007

FCX-007 is Fibrocell's clinical-stage, gene therapy product candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), a congenital and progressive orphan skin disease caused by the deficiency of the protein type VII collagen (COL7).  FCX-007 is a genetically-modified autologous fibroblast that encodes the gene for COL7 and is being developed in collaboration with Intrexon Corporation.  By genetically modifying autologous fibroblasts ex vivo to produce COL7, culturing them and then treating wounds locally via injection, FCX-007 offers the potential to address the underlying cause of the disease by providing high levels of COL7 directly to the affected areas while avoiding systemic distribution.

About Recessive Dystrophic Epidermolysis Bullosa (RDEB)

Recessive dystrophic epidermolysis bullosa (RDEB) is the most severe form of dystrophic epidermolysis bullosa (DEB), a congenital, progressive, devastatingly painful and debilitating genetic disorder that often leads to death. RDEB is caused by a mutation of the COL7A1 gene, the gene which encodes for type VII collagen, a protein that forms anchoring fibrils. Anchoring fibrils hold together the layers of skin, and without them, skin layers separate causing severe blistering, open wounds and scarring in response to friction, including normal daily activities like rubbing or scratching.  Children who inherit the condition are often called "butterfly children" because their skin is as fragile as a butterfly's wings.  We estimate there are approximately 1,100 - 2,500 RDEB patients in the U.S.  Currently, treatments for RDEB address only the sequelae, including daily bandaging, hydrogel dressings, antibiotics, feeding tubes and surgeries.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue. Fibrocell’s most advanced product candidate, FCX-007, has begun a Phase I/II trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its product candidate for the treatment of linear scleroderma. In addition, Fibrocell has a third program in the research phase for the treatment of arthritis and related conditions. Fibrocell’s gene therapy portfolio is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology. For more information, visit www.fibrocell.com or follow us on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo and Fibrocell Science are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements
This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the potential advantages of FCX-007 and Fibrocell’s other product candidates; the potential benefits of Fast Track Designation, Orphan Designation and Rare Pediatric Disease Designation; and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: uncertainties and delays relating to the initiation, enrollment and completion of pre-clinical and clinical trials; whether pre-clinical and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; Fibrocell’s ability to obtain additional capital to continue to fund operations; Fibrocell’s ability to maintain its collaboration with Intrexon Corporation and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing and Form 10-Q filings. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

                         # # #

Investor & Media Relations Contact:
Karen Casey
484-713-6133
kcasey@fibrocell.com